Exhibit 10.7

Execution Version – July 15th, 2015

_______________________________________________________________________

SECURITIES PURCHASE AGREEMENT
by and between

SUNEDISON, INC.,

as Buyer,

and

LIGHT ENERGIA S.A.,

as Seller

_______________________________________________________________________

Execution Version – July 15th, 2015

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS AND CONSTRUCTION    6
Section 1.1 Certain Definitions    6
Section 1.2 Additional Definitions    9
Section 1.3 Headings    11
Section 1.4 Construction    11
Section 1.5 Joint Drafting    11
ARTICLE II THE TRANSACTION; THE CLOSING    11
Section 2.1 The Transaction    11
Section 2.2 Payment Terms    11
Section 2.3 Payment Release    12
Section 2.4 Transfer of the Light Renova Shares    12
Section 2.5 Transfer of Buyer’s Shares    12
Section 2.6 Applicable Taxes    12
Section 2.7 The Closing    12
Section 2.8 Deliveries by the Buyer    12
Section 2.9 Deliveries by the Seller    13
Section 2.10 Conditions Precedent Notice    14
ARTICLE III CONDITIONS PRECEDENT TO CLOSING    15
Section 3.1 Conditions Precedent to Each Party’s Obligation to Consummate the Transaction    15
Section 3.2 Conditions Precedent to Buyer’s Obligation to Consummate the Transaction    15
Section 3.3 Conditions Precedent to Seller’s Obligation to Consummate the Transaction    16
ARTICLE IV REPRESENTATIONS AND WARRANTIES    17
Section 4.1 Representations and Warranties of the Seller    17
Section 4.2 Representations and Warranties of the Seller with Respect to Renova    19
Section 4.3 Representations and Warranties of the Buyer    22

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ARTICLE V COVENANTS    25
Section 5.1 Consents, authorizations, waivers    25
Section 5.2 Seller Obligation    25
Section 5.3 Renova Financial Reporting    25
Section 5.4 Required Notice to Renova upon the Signing Date and the Closing Date    25
Section 5.5 Seller’s Resignation Letters    26
Section 5.6 Nivel 2 Registration    26
Section 5.7 Shelf Registration    26
Section 5.8 NYSE Listing    26
Section 5.9 Commercially Reasonable Efforts    26
Section 5.10 Interim Covenant    27
Section 5.11 Payment of Dividends    27
Section 5.12 Acquisition of Additional Renova shares    27

ARTICLE VI INDEMNIFICATION    27
Section 6.1 Indemnification Obligations of the Seller    27
Section 6.2 Indemnification Obligations of the Buyer    28
Section 6.3 Benefits arising from Losses    28
Section 6.4 Direct Claims    28
Section 6.5 Conduct of Third-Party Claims    28
Section 6.6 Payment or Reimbursement    29
Section 6.7 Double Claims    30
Section 6.8 Subsequent Recovery    30
Section 6.9 Limitations on the obligations to indemnify    30
Section 6.10 Survival of Representations, Warranties, Agreements, Etc    31
ARTICLE VII TERMINATION    31
Section 7.1 Termination by Mutual Consent    31
Section 7.2 Termination by Either the Seller or Buyer    31
Section 7.3 Termination by Seller    32
Section 7.4 Termination by Buyer    32

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ARTICLE VIII DISPUTE RESOLUTION; ARBITRATION    32
Section 8.1 Amicable Settlement    32
Section 8.2 Arbitration    32
Section 8.3 Conduct of Proceedings    32
ARTICLE IX MISCELLANEOUS    33
Section 9.1 Notices    33
Section 9.2 Publicity    35
Section 9.3 Assignment; Third Party Beneficiaries    35
Section 9.4 Prior Negotiations; Entire Agreement    36
Section 9.5 Governing Law    36
Section 9.6 Language    36
Section 9.7 Counterparts    36
Section 9.8 Expenses; Taxes    36
Section 9.9 Waivers and Amendments    36
Section 9.10 Confidentiality    37
Section 9.11 Exceptions to Confidentiality Obligation    37
Section 9.12 Certain Remedies. Specific Performance    38

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Exhibits

Exhibit I	Operating Project Companies: Description of the Salvador Project Companies, the Espra Project Companies and the Bahia Project Companies

Exhibit 2.2	Proceedings for payment of Purchase Price with the Exchange Ratio Consideration

Exhibit 3.2(a)(i)	Regulatory consents or material agreements of Renova that require consent for the consummation of the Transaction

Exhibit 3.2(a)(ii)	Consents required by Light’s creditors or counterparties for the consummation of the Transaction

Exhibit 3.2(c)(i)	Form of amendment to the Renova Shareholders’ Agreement

Exhibit 3.2(c)(ii)	Term of adhesion to the BNDESPAR Renova Shareholders’ Agreement

Exhibit 5.7	Form of Registration Rights Agreement

Disclosure Schedules

Disclosure Schedule 4.2(b)	Capitalization

Disclosure Schedule 4.2(e)	Litigation

Disclosure Schedule 4.2(f)	Employees and Labor Matters

Disclosure Schedule 4.2(i)	Environmental Matters

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 15, 2015 (the “Signing Date”), by and between

SUNEDISON, INC., a company duly organized and validly existing under the laws of the State of Delaware, United States of America, with head offices at 13736 Riverport Dr. Maryland Heights, Missouri, United States of America (“SunEdison” or “Buyer”) and LIGHT ENERGIA S.A., a corporation (sociedade anônima) duly organized and validly existing under the laws of Brazil, with head offices at Av. Marechal Floriano, nº 168, 2º andar, corredor B, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Registry of Corporate Taxpayers of the Brazilian Ministry of Finance (“CNPJ/MF”) under No. 01.917.818/0001-36 (“Light” or “Seller”), hereinafter individually referred to as “Party” and collectively as “Parties”.

RECITALS

WHEREAS, Light is the current holder of 50,561,797 (fifty million five hundred and sixty-one thousand seven hundred and ninety-seven) common shares (ações ordinárias), and corresponding political and economic rights issued by Renova Energia S.A., a publicly-held corporation (sociedade por ações de capital aberto) duly organized and validly existing under the laws of Brazil, enrolled with the CNPJ/MF under No. 08.534.605/0001-74, with head offices at Av. Roque Petroni Júnior, No. 999, 4º andar, parte, in the City of São Paulo, State of São Paulo, Brazil (“Renova”), representing, on the date hereof, approximately 15.87% of the total outstanding shares issued by Renova;

WHEREAS, Renova’s shares are listed for trading on the Brazilian Securities, Commodities and Futures Exchange (BM&FBovespa S.A. – Bolsa de Valores, Mercadorias & Futuros de São Paulo) (“BM&FBOVESPA”) within the special corporate governance segment of the BM&FBOVESPA named Nivel 2;

WHEREAS, all of the Renova shares currently held by Light are subject to a Shareholders’ Agreement of Renova dated December 19, 2014, as amended, executed by and between Light, RR Participações S.A. (“RR Participações”), CEMIG Geração e Transmissão S.A. (“CEMIG”) and Renova as intervening party (“Renova Shareholders’ Agreement”), and all of Light’s shares subject to the Renova Shareholders’ Agreement are included in the Acquisition contemplated in this Agreement;

WHEREAS, the Renova shares currently held by Light are also subject to another Shareholders’ Agreement of Renova dated November 6, 2012, as amended, executed by and between Light, RR Participações, BNDES Participações S.A. – BNDESPAR (“BNDESPAR”), Ricardo Lopes Delneri, Renato do Amaral Figueiredo and Light S.A. (“BNDESPAR Renova Shareholders’ Agreement”);

WHEREAS, TerraForm Global, LLC (“TerraForm”), TerraForm Global, Inc., both Affiliates of SunEdison, Renova and SunEdison are concurrently negotiating the terms and conditions of one or more securities purchase agreement and securities swap agreement (the “TerraForm/Renova Agreements”), related to the acquisition by TerraForm or a subsidiary of TerraForm, of certain companies directly or indirectly controlled by Renova that explore renewable energy projects in Brazil and are set forth on Exhibit I (the “Operating Project Companies”);

WHEREAS, the Transaction provided for in this Agreement is conditioned upon TerraForm’s acquisition of the Operating Project Companies as contemplated in the TerraForm/Renova Agreements;

WHEREAS, Itaú Corretora de Valores S.A. currently serves as the financial institution (or custodian agent) responsible for the book entry of the shares issued by Renova (“Custodian Agent”), as provided in the Brazilian Corporations Law and the CVM’s specific rulings on such matter;

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WHEREAS, subject to the terms and conditions below, Light desires to sell to the Buyer all of its shares in Renova, and the Buyer desires to acquire from Light all of its 50,561,797 (fifty million five hundred and sixty-one thousand seven hundred and ninety-seven) common shares (ações ordinárias) held in Renova, and its corresponding political and economic rights (the “Light Renova Shares”), through a private sale (the “Acquisition”);

WHEREAS, the Light Renova Shares are tied and subject to the Renova Shareholders’ Agreement and the BNDESPAR Renova Shareholders’ Agreement and, thus, they are not qualified and/or permitted to be traded within the BM&FBOVESPA trading environment, pursuant to the Brazilian Corporations Law and the applicable rules of the BM&FBOVESPA;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, that is, directly or indirectly through intermediaries or not, controlled by such Person. For the purpose of this definition, “control” means the possession directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, ownership of majority quotas of investment funds, Contract or otherwise.

“Appraisal Report” shall mean an appraisal report prepared by a specialized company recognized by CVM as retained jointly by the Buyer and the Seller with an appraisal on the Light Renova Shares or shares of Buyer common stock, as may be required, for the purposes of the payment of the Purchase Price with the Exchange Ratio Consideration and respective performance of the Foreign Exchange Transaction related thereto.

“Antitrust Laws” means all applicable domestic and foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including Brazilian Law No. 12,529/2011.

“Brazilian Corporations Law” means the Law No. 6,404/76 as amended.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, State of New York, United States of America, Rio de Janeiro, State of Rio de Janeiro, Brazil or São Paulo, State of São Paulo, Brazil.

“Contract” means any agreement, obligation, contract, license, understanding, undertaking, commitment, indenture or instrument, whether written or oral.

“CVM” means the Brazilian Securities Exchange Commission.

“Encumbrance” means any lien (statutory or otherwise and including, without limitation, Tax liens), pledge, security interest, option, mortgage, easement, restriction, lease, sublease, covenant, right of way, right of first refusal or offer, limitation, claim, restriction on transfer, restriction on voting or other similar restriction, including any voting agreement, proxy or restriction on any political or economic rights (such as dividends and interest on capital - juros sobre

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capital próprio), conditional sale or other title retention agreement, charge or encumbrance of any kind or nature whatsoever.

“Exchange Ratio Consideration” shall be a number of shares of common stock of Buyer equal to (a) the Purchase Price divided by (b) the arithmetic average of the VWAP Prices for all Trading Days during the Pricing Period.

“Governmental Entity” means any federal, national, state, municipal, local or foreign government or any court, any political subdivision, administrative body, agency or commission or other governmental or quasi-governmental entity, authority, tribunal, court, agency, authority, body, entity or instrumentality, domestic or foreign, with competent jurisdiction.

“Intellectual Property” shall mean any of the following (a) all proprietary rights in inventions (whether patentable or unpatentable), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, revisions, extensions, and reexaminations thereof (b) registered and unregistered trademarks and service marks, pending trademark and service mark registration and applications, including intent-to-use registration and applications, (c) registered and unregistered copyrights and applications for registration thereof, including computer software (including data and related documentation), in both source code and object code forms (d) Internet domain names and (e) trade secrets and confidential information.

“Law” means any federal, national, regional, state, municipal or local law, including any common law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing, enacting, issuing, promulgating, enforcing or entering into any of the foregoing by any Governmental Entity.

“Market Disruption Event” means any suspension of or limitation, in the ordinary shares of Buyer or market-wide, imposed on trading by the New York Stock Exchange.

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, business, results of operations, or Properties of the relevant Person or the ability of such Person to regularly operate consistent with best past practices, even if its adverse effects have not yet occurred, except that “Material Adverse Effect” shall not include changes, events, circumstances, conditions or effects that result from or are consequences of (a) changes in any Laws, any new Laws adopted or approved by any Governmental Entity or changes in Brazilian GAAP; (b) changes in general regulatory or political conditions, including any acts of war or terrorist activities or changes imposed by a Governmental Entity associated with national security; (c) changes in national, regional, state or local electric transmission or distribution systems or the operation thereof; (d) national, regional, state or local changes in wholesale or retail electric power markets; (in the case of each of the immediately preceding clauses (a) through (d), unless any such effect impacts such Person in a disproportionate manner relative to other solar, hydroelectric or wind, as applicable, power generation companies operating in the markets in which such Person operates); (e) changes in general national, regional or local economic or financial conditions; (f) natural disasters, calamities, “acts of God” or other “force majeure” events affecting national, regional, state or local matters; (g) the announcement of this Agreement and the Transaction contemplated hereby or any effects or conditions proximately caused by, or resulting from, the announcement of this Agreement or the Transaction contemplated hereby; provided, however, that such announcement was made in accordance with and subject to the terms of this Agreement; (h) any action or omission of such Person or any of its Affiliates taken at the written request of Buyer, (i) anything disclosed to the Buyer on the date hereof in the Disclosure; (j) any effect that, if capable of being cured prior to the Closing Date, is cured prior to the Closing Date, and (k) any failure to achieve projections or prospects (provided that the underlying causes of such failure shall not be excluded in light of the foregoing).

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or any other entity, including private equity funds (fundos de investimento em participações) or any other regulated fund or organization.

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“Pricing Period” means the period of consecutive Trading Days commencing on the 11th (eleventh) Trading Day prior to the Closing Date and ending on the second Trading Day immediately preceding the Closing Date.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“PTAX Rate” means the exchange rate for selling United States Dollars against Brazilian Reais as published on the website of the Central Bank of Brazil in the option “Sistema PTAX” (http://www.bcb.gov.br/?txcambio), option “Dólar americano”.

“Taxes” and “Tax” means any and all national, federal, state, local, foreign and other taxes, levies, fees, imposts, social contributions, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Trading Day” means any day (i) other than a Saturday, a Sunday or a Trading Day on which a Market Disruption Event occurs, and (ii) on which the New York Stock Exchange, or such successor exchange, is open for trading during its regular trading session, notwithstanding the New York Stock Exchange, or such successor exchange, closing prior to its scheduled closing time.

“VWAP Price” means, for any Trading Day, the volume-weighted average price per share of common stock of Buyer for the regular trading session (including any extensions thereof) of the New York Stock Exchange (or a successor exchange) on such Trading Day (without regard to pre-open or after hours trading outside of such regular trading session for such Trading Day), as published by Bloomberg at 4:30 p.m. EST (or 15 minutes following the end of any extension of the regular trading session) on such Trading Day, on Bloomberg page “SUNE US <Equity> AQR” (or any successor thereto) for the period 9.30am to 4.00pm EST.

Section 1.2    Additional Definitions. The following terms have the meanings set forth in the sections identified below:

Term	Section
Acquisition ................................................................	Recitals
Agreement ................................................................	Preamble
Arbitral Tribunal ......................................................	8.3
Bankruptcy and Equity Limitation ..........................	4.1(c)
Basket Values...........................................................	6.9(b)
BNDESPAR.............................................................	Recitals
BNDESPAR Renova Shareholders’ Agreement......	Recitals
Buyer........................................................................	Preamble
Buyer Indemnification Event ..................................	6.2
Buyer Reports..........................................................	4.3(k)
Buyer Transaction Documents ...............................	4.3(b)
Cap...........................................................................	6.9(c)
Claim Notice...................................................................	6.5
CEMIG...................................................................	Recitals

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Closing Date...................................................................	2.7
CNPJ/MF...................................................................	Preamble
Conditions Precedent.........................................................	3.1
Conditions Precedent Satisfaction Notice..........................	2.10
Confidential Information..................................................	9.10
Custodian Agent...................................................................	Recitals
Defense...................................................................	6.5
Direct Claim...................................................................	6.4
Dispute...................................................................	8.1
Exchange Act...................................................................	4.3(k)
Floor...................................................................	6.9(a)
Foreign Exchange Transaction..............................................	Exhibit 2.2
Fundamental Warranty.........................................................	6.9
Indemnified Party................................................................	6.4
Indemnifying Party................................................................	6.4
ICC...................................................................	8.2
ICVM 358..................................................................	5.4
Light...................................................................	Preamble
Light Renova Shares.............................................................	Recitals
Losses...................................................................	6.1
Operating Project Companies...............................................	Recitals
Order...................................................................	3.1(b)
Party/Parties...................................................................	Preamble
Purchase Price...................................................................	2.1
Registration Rights Agreement.............................................	5.7
Required Public Disclosure...................................................	9.2
Renova...................................................................	Recitals
Renova Shareholders' Agreement ........................................	Recitals
Resale Prospectus Supplement.............................................	5.7
RR Participações..............................................................	Recital
SEC...................................................................	5.7
Securities Act...................................................................	4.3(k)
Seller...................................................................	Preamble
Seller Indemnification Event...............................................	6.1
Shelf Registration.................................................................	5.7
Signing Date...................................................................	Preamble
SunEdison..................................................................	Preamble
Termination Date...................................................................	7.2(a)
TerraForm...................................................................	Recitals
TerraForm/Renova Agreements...........................................	Recitals
Third-Party Claim..............................................................	6.5
Transaction...................................................................	2.1

Section 1.3    Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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Section 1.4    Construction. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the term “Section” refers to the specified Section of this Agreement; (vii) the terms “BRL” and “R$” mean Brazilian Reais; (viii) the terms “$” and “US$” means U.S. dollars; (ix) references to “days” means calendar days; (x) the terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole; (xi) any Law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such Law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes; (xii) references to a Person also refer to its predecessors and permitted successors and assigns; and (xiii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

Section 1.5    Joint Drafting. The Parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

ARTICLE II
THE TRANSACTION; THE CLOSING

Section 2.1    The Transaction. On the terms and subject to the conditions set forth herein, the Seller agrees to sell, and Buyer agrees to purchase, for an aggregate price of US$250,000,000 (two hundred and fifty million US dollars) subject to the conditions of this Article II (the “Purchase Price”), the Seller’s Light Renova Shares free and clear of any and all Encumbrances (except for the Renova Shareholders’ Agreement and the BNDESPAR Renova Shareholders’ Agreement), and all their corresponding rights, including but not limited to any and all political and economic rights (the “Transaction”).

Section 2.2    Payment Terms. The payment of the Purchase Price in connection with the Transaction shall be made by the Buyer to the Seller in the form of the Exchange Ratio Consideration, according to the proceedings, limitations and calculations described in Exhibit 2.2 attached hereto.

Section 2.3    Payment Release. Buyer shall only be released from its obligation upon delivery of the Exchange Ratio Consideration.

Section 2.4    Transfer of the Light Renova Shares. On the Closing Date, following the payment procedures set forth in Section 2.2, the Light Renova Shares shall be transferred from Seller to Buyer. On the Closing Date, the Custodian Agent shall effectively formalize the transfer of all the Light Renova Shares to the Buyer within the proper share registration books and entries of Renova. Upon the Closing Date and as of such date, Buyer shall be entitled to the full exercise of any and all political and economic rights inherent to the Light Renova Shares, free and clear of any and all Encumbrances, except for those provided for in Renova Shareholders’ Agreement and the BNDESPAR Renova Shareholders’ Agreement. Notwithstanding any of the provisions of this Agreement to the contrary, the Parties hereto expressly acknowledge and agree that the transfer and delivery of the Light Renova Shares to the Buyer shall occur solely upon the transfer of the Exchange Ratio Consideration to Seller.

Section 2.5    Transfer of Buyer’s Shares. On the Closing Date, the Exchange Ratio Consideration shall be transferred from Buyer to Seller. On the Closing Date, Buyer’s transfer agent shall effectively formalize the transfer of the Exchange Ratio Consideration to Seller within the proper share registration books and entries of Buyer. Upon the Closing Date and as of such date, Seller shall be entitled to the full exercise of any and all political and economic rights inherent to the Exchange Ratio Consideration, free and clear of any and all Encumbrances (other than those arising under securities laws).

Section 2.6    Applicable Taxes. Each Party will bear its own Taxes according to applicable legislation, thus Seller shall be solely responsible for the timely payment of taxation on revenues or capital gains arising out of or in

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connection with the Transaction contemplated by this Agreement, provided that the Buyer shall be responsible for any transfer taxes levied upon the Exchange Ratio Consideration. The Parties undertake that no retention of any nature whatsoever shall be made by Buyer on the Purchase Price, and each Party shall indemnify the other Party in case a Party is charged or otherwise suffers a loss in connection with the Transaction due to a Tax that should have been paid by the other Party as the taxpayer (contribuinte), pursuant to the applicable legislation.

Section 2.7    The Closing. Unless otherwise mutually agreed in writing between the Buyer and the Seller, the closing of the Transaction (the “Closing Date”) shall take place at the offices of Veirano Advogados, located at Av. Brigadeiro Faria Lima, No. 3477, 16th floor, in the City of São Paulo, State of São Paulo, Brazil, at 10:00 a.m. (Brazil Time) thirteen (13) Trading Days after the date on which the Conditions Precedent Satisfaction Notice sent by Buyer or Seller, whichever occurs later, is received by the other Party. Buyer shall confirm to Seller when sending its Conditions Precedent Satisfaction Notice that the financial statements included in the Buyer Reports on the proposed Closing Date would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on such day to permit a registration statement including such financial statements to be declared effective by the SEC on such day.
Section 2.8    Deliveries by the Buyer. Without prejudice of Section 3.1 of this Agreement, the obligations of the Seller to consummate the Transaction are subject to the satisfaction or delivery by the Buyer or waiver by the Seller of the following:

(a)    On the Closing Date, the Buyer shall have been enrolled with the CNPJ/MF and shall have obtained a CADEMP registration as foreign investor in Brazil with the Brazilian Central Bank for further registration of its direct investment in Renova, in accordance with the foreign direct investment regime, pursuant to Brazilian Law 4,131/62;

(b)    Closing Date Certificate. On the Closing Date, the Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated as of the Closing Date, to the effect that (i) the representations and warranties of Buyer set forth in Section 4.3 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) each of the covenants and agreements of Buyer contained in this Agreement that are to be performed at or prior to the Closing Date shall have been duly performed in all material respects;

(c)    Share Transfer Order. The irrevocable and irreversible share transfer order (purchase) in writing and in the format presented by the Custodian Agent (formulário de transferência de ações) signed by the representative of the Buyer, formalizing the purchase of the Light Renova Shares;

(d)    Payment of the Purchase Price. Buyer shall have paid or cause to be paid to Seller the Exchange Ratio Consideration to be issued to Seller pursuant to Section 2.2.

(e)    Buyer’s common stock. Stock certificates (or other evidence of issuance of the Exchange Ratio Consideration reasonably acceptable to Seller) representing shares of common stock of the Buyer consisting of the Exchange Ratio Consideration shall be issued and delivered to Seller free and clear of any and all Encumbrances (other than those arising under securities laws);

(f)    Registration Rights Agreement. A duly executed copy of the Registration Rights Agreement shall have been received by Buyer.

Section 2.9    Deliveries by the Seller. Without prejudice of Section 3.1 of this Agreement, the obligations of the Buyer to consummate the Transaction are subject to the satisfaction or delivery by the Seller or waiver by the Buyer of the following:

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(a)    Waiver to SunEdison. Not less than seven (7) days prior to the Closing Date, Buyer and Seller shall receive (and Seller shall deliver to Buyer) (i) an irrevocable and irreversible waiver, in writing (and with its content satisfactory to the Buyer), from RR Participações and CEMIG of any and all rights of first refusal and tag-along with respect to their shares of Renova tied to the Renova Shareholders’ Agreement, for the purposes of the sale of Light Renova Shares to Buyer, provided that such statement shall also contain a waiver from each of RR Participações and CEMIG to one another and Light regarding the Lock-Up provisions set out in Section 6.1. and 6.2. of the Renova Shareholders’ Agreement; and (ii) an irrevocable and irreversible waiver, in writing (and with its content satisfactory to the Buyer), from BNDESPAR of any and all tag-along rights with respect to the sale of the Light Renova Shares to Buyer, as tied to the BNDESPAR Renova Shareholders’ Agreement, including, without limitation, a specific waiver in connection with Section 4.1 of the BNDESPAR Renova Shareholders’ Agreement;

(b)    Undertaking by Renova’s shareholders. On or prior to the Closing Date, Buyer shall receive a written commitment from RR Participações, CEMIG, Ricardo Lopes Delneri and Renato do Amaral Figueiredo undertaking to, on the Closing Date, immediately following the consummation of the Transaction (i) cause the members of the Board of Directors of Renova appointed by such shareholders to temporally elect, pursuant to article 150 of the Brazilian Corporations Law, the two (2) members of the Board of Directors of Renova appointed ten (10) days prior to the closing date by Buyer in substitution of the resigning members; (ii) cause the members of the Board of Directors of Renova appointed by such shareholders to, immediately following the Closing Date, call a Special Shareholders’ Meeting (Assembleia Geral Extraordinária) of Renova in order to ratify and confirm the election of the members of the Board of Directors appointed by Buyer; and (iii) vote favorably for the election of the members of the Board of Directors of Renova (as appointed by Buyer) on the Special Shareholders’ Meeting of Renova mentioned in item (ii) above;

(c)    Extracts from Custodian Agent. On the Closing Date, the Seller shall deliver, or shall have delivered to the Buyer an extract issued by the Custodian Agent confirming that the Light Renova Shares are duly held by the Seller prior to the Closing Date;

(d)    Share Transfer Order. Upon execution of the foreign exchange contract of the Exchange Ratio Consideration, Seller shall deliver the irrevocable and irreversible share transfer order (sale) in writing and in the format presented by the Custodian Agent (formulário de transferência de ações) signed by the representative of the Seller in Brazil, formalizing the sale of the Light Renova Shares; and

(e)    Closing Date Certificate. On the Closing Date, the Buyer shall have received a certificate, signed by a duly authorized officer of the Seller and dated as of the Closing Date, to the effect that (i) the representations and warranties of Seller set forth in Section 4.1 and 4.2 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) each of the covenants and agreements of Seller contained in this Agreement that are to be performed at or prior to the Closing Date shall have been duly performed in all material respects;

Section 2.10    Conditions Precedent Notice. Notwithstanding any provision to the contrary in this Agreement, the Parties agree to use their respective reasonable best efforts to cause the Conditions Precedent listed in Article III below to be satisfied as soon as practicable after the Signing Date. Each Party shall, within three (3) Business Days from satisfaction of all Conditions Precedent which responsibility to complete prior to Closing is in its/their responsibility (in accordance with Sections 3.2 and 3.3 or as otherwise provided herein), notify the other Party about the satisfaction of such Conditions Precedent, which notification shall demonstrate reasonable evidences of the satisfaction of the applicable Conditions Precedent (“Conditions Precedent Satisfaction Notice”).

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ARTICLE III
CONDITIONS PRECEDENT TO CLOSING

Section 3.1    Conditions Precedent to Each Party’s Obligation to Consummate the Transaction. Without prejudice to the terms and conditions set forth in Sections 2.8, 2.9, 3.2 and 3.3 of this Agreement, the respective obligation of each Party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date (“Conditions Precedent”):

(a)    Applicable Laws. No Law shall have been enacted, promulgated or enforced by any Governmental Entity which prevents or enjoins the consummation of the Transaction; and

(b)    No Injunction. No judgment, injunction, decree or other legal restraint (each, an “Order”) expressly prohibiting the consummation of the Transaction shall have been issued by any Governmental Entity and be continuing in effect, there shall be no pending Proceeding commenced by a Governmental Entity and order that would expressly prohibit the Transaction.

(c)    Central Bank of Brazil Registration. Renova shall have registered before the CADEMP in order to allow registration of the foreign investment by Buyer (RDE-IED) through the Information System of the Central Bank of Brazil (SISBACEN) and Buyer shall have received the corresponding information. Such registration shall be as an international consideration of shares with purchase from a national entity (conferência internacional de ações sob a forma de aquisição de nacional) on the Information System of the Central Bank of Brazil (SISBACEN).

Section 3.2    Conditions Precedent to Buyer’s Obligation to Consummate the Transaction. Without prejudice to the terms and conditions set forth in Section 2.9 and 3.1 of this Agreement, the obligation of the Buyer to consummate the Transaction is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)    Consents/Authorizations. (i) the Seller shall have caused Renova to confirm, in writing, that it has obtained all applicable consents, authorizations or waivers for the consummation of the Transaction contemplated in this Agreement, under the material agreements (and as specifically provided in the language of such material agreements or debt instruments) entered into by Renova or under the applicable Laws or regulations, as listed in the Exhibit 3.2(a)(i) of this Agreement, so as to avoid any adverse consequence to Renova or trigger early termination provisions as provided in the material agreements; and (ii) the Seller shall confirm, in writing, that it has obtained all applicable consents, authorizations or waivers for the consummation of the Transaction contemplated in this Agreement, under any material agreements or debt instruments (and as specifically provided in the language of such material agreements or debt instruments) entered into by Seller, as listed in the Exhibit 3.2(a)(ii) of this Agreement, provided that any consent fee to be paid to Seller’s creditors or counterparties shall be exclusively incumbent or paid by Seller;

(b)    Transactions under the TerraForm/Renova Agreements. The acquisiton by TerraForm of the Operating Project Companies from Renova contemplated by the TerraForm/Renova Agreements shall have been consummated;

(c)    Amendment to the Renova Shareholders’ Agreement and adhesion to the BNDESPAR Renova Shareholders’ Agreement. On the Closing Date and simultaneously with the consummation of the Transaction provided for in this Agreement, (i) Buyer shall become a party to the Renova Shareholders’ Agreement by means of the execution of an amendment thereto (such amendment similar to the form of Exhibit 3.2(c)(i) hereto), whereby Buyer shall substitute Seller in the Renova Shareholders’ Agreement and in all rights and obligations, as provided in the amendment; and (ii) Buyer shall become a party to the

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BNDESPAR Renova Shareholders’ Agreement by means of the execution of a term of adhesion thereto (such term of adhesion similar to the form of Exhibit 3.2(c)(ii) hereto), whereby Buyer shall substitute Seller in the BNDESPAR Renova Shareholders’ Agreement and in all rights and obligations as currently provided therein. For the purposes of this Section, Seller shall undertake its commercially reasonable efforts, including with BNDESPAR, RR Participações, CEMIG, Ricardo Lopes Delneri, Renato do Amaral Figueiredo and Renova, to ensure that the amendment to the Renova Shareholders’ Agreement and the term of adhesion to the BNDESPAR Renova Shareholders’ Agreement are executed on the Closing Date similar to form attached hereto;

(d)    Representations and Warranties. The representations and warranties of Seller set forth in Section 4.1 and 4.2 of this Agreement shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

(e)    Deliverables. Buyer shall have received from Seller all of the documents required to be delivered pursuant to Section 2.9.

Section 3.3    Conditions Precedent to Seller’s Obligation to Consummate the Transaction. Without prejudice to the terms and conditions set forth in Section 2.8 and 3.1 of this Agreement, the obligation of the Seller to consummate the Transaction is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)    New York Stock Exchange Listing. The shares of common stock of Buyer representing the Exchange Ratio Consideration shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

(b)    Representations and Warranties. The representations and warranties of Buyer set forth in Section 4.3 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

(c)    Deliverables. Seller shall have received from Buyer all of the documents required to be delivered pursuant to Section 2.8.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1    Representations and Warranties of the Seller. The Seller represents and warrants to Buyer, which representations and warranties are true, correct and accurate, on the date hereof and on the Closing Date (other than any representations and warranties made as of another date, which shall be true and correct as of such other date):

(f)    Organization. The Seller is duly organized and is validly existing and in good standing under the Laws of Brazil, which is its jurisdiction of organization.

(g)    Power and Authority. Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by them of this Agreement.

(h)    Execution and Delivery. This Agreement has been duly and validly executed and delivered by Seller and constitutes its valid and binding obligation, enforceable against Seller in accordance with its terms,

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except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ interests and (ii) the availability of equitable remedies (whether in a Proceeding in equity or at Law) (collectively, the “Bankruptcy and Equity Limitation”).

(i)    Ownership of Light Renova Shares. Seller holds and has good, valid and marketable title to the Light Renova Shares to be purchased by Buyer, free and clear of any and all Encumbrances, except as provided under the Renova Shareholders’ Agreement and the BNDESPAR Renova Shareholders’ Agreement.

(j)    No Conflict. To the extent the consents indicated in Exhibit 3.2(a)(i) are obtained on or prior to the Closing Date, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder and compliance by Seller with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material Contract to which the Seller is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Seller and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, Order, rule or regulation of any Governmental Entity having jurisdiction over Seller or Seller’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of the Seller to consummate the Transaction.

(k)    Contracts. There is no existing option, warrant, call, right or Contract of any character or nature to which Seller is party requiring, and there are no securities outstanding which upon conversion or exchange would require, the sale or transfer of (or the making of an offer to sell or transfer of) the Seller’s Light Renova Shares. Seller is not a party to any Contract with respect to the voting, redemption, sale, transfer or any other disposition of the Light Renova Shares, except for this Agreement, the Renova Shareholders’ Agreement and the BNDESPAR Renova Shareholders’ Agreement.

(l)    Consents and Approvals. No consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Seller is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the Transaction.

(m)    Legal Proceedings. There are no legal, governmental or regulatory Proceedings pending or, to the knowledge of the Seller, threatened claims of any nature or any investigation against the Seller which, individually or in the aggregate, if determined adversely to Seller, would materially or adversely affect the ability of Seller to perform its obligations under this Agreement.

(n)    Anti-Corruption Practices. The Seller is in compliance with all applicable country, federal, state and local Laws, ordinances, codes, regulations, rules, policies and procedures of any government or other competent authority, including, without limitation, all anti-corruption laws, including Brazilian Law No. 12,846/13. The Seller and its respective directors and key officers are not currently and formally convicted of, or plead guilty to, any offense involving fraud or corruption.

(o)    No Broker’s Fees. Seller is not party to any Contract, agreement or understanding with any Person that would give rise to a valid claim against Buyer for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

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(p)    Investment Representations.

(i)
Seller is acquiring shares of Buyer common stock hereunder not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales or distributions registered or exempted under the Securities Act; provided, however, by making the representations herein, Seller does not agree to hold any of the shares of Buyer common stock for any minimum or other specific term and reserves the right to dispose of such shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(ii)
Seller understands and acknowledges that an investment in any of Buyer’s common stock is a speculative venture and involves a degree of risk, including risk of loss. Seller has carefully considered and has, to the extent

Seller deems necessary, discussed with its professional legal, tax, accounting and financial advisers its investment in any of Buyer’s common stock.

(iii)
Seller: (A) understands and acknowledges that any of Buyer’s common stock to be issued to Seller has not been registered under the 1933 Act, nor under the securities Laws of any state, nor under the Laws of any other country, (B) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to Seller or the fairness of the terms of its investment in any of Buyer’s common stock and (C) acknowledges that the restrictions evidencing the shares of Buyer’s common stock will bear a restrictive legend in customary form.

(iv)	Seller became aware of an opportunity to invest in Buyer other than by means of general advertising or general solicitation.

(v)
Seller is an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act or is not a “United States person” as such term is defined in Rule 902(k) of Regulation S promulgated under the Securities Act.

Section 4.2    Representations and Warranties of the Seller with respect to Renova. The Seller represents and warrants to Buyer, which representations and warranties are true, correct and accurate on the date hereof and on the Closing Date (other than any representations and warranties made as of another date, which shall be true and correct as of such other date):

(d)    Organization. Renova is duly incorporated, organized and is validly existing under the Laws of Brazil.

(e)    Capitalization. On December 31st, 2014, the total share capital of Renova consisted of 318,655,442 (three hundred and eighteen million six hundred and fifity five thousand and four hundred and forty two) shares, being 236,845,392 (two hundred and thirty six-million eight hundred and forty-five thousand three hundred and ninety-two) common shares with no par value and 81,810,030 (eighty-one million eight hundred and ten thousand and thirty) preferred shares with no par value, all of which all were issued and outstanding. As of the date hereof, no shares or other equity interests of Renova are issued or reserved for issuance, except as disclosed in the Disclosure Schedule attached hereto in Schedule 4.2(b).

(f)    No Conflict. To the extent the consents indicated in Exhibit 3.2(a)(i) are obtained on or prior to the Closing Date, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder and compliance by Seller with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material Contract to which Renova is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Renova and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under,

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any statute or any license, authorization, Order, rule or regulation of any Governmental Entity having jurisdiction over Renova or Renova’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of the Seller to consummate the Transaction.

(g)    Anti-Corruption Practices. To the knowledge of the Seller, Renova is in compliance with all applicable country, federal, state and local Laws, ordinances, codes, regulations, rules, policies and procedures of any government or other competent authority, including, without limitation, all anti-corruption laws, including Brazilian Law No. 12,846/13. To the knowledge of the Seller, Renova and its respective directors and key officers are not currently and formally convicted of, or plead guilty to, any offense involving fraud or corruption.

(h)    Litigation. Except as (i) disclosed by the Renova in the most recent reference form (formulário de referência) filed by the Renova with the CVM prior to the date hereof or in any Required Public Disclosure from January 1, 2015 to the date hereof, or (ii) disclosed in the Disclosure Schedule attached hereto in Schedule 4.2(e), to the knowledge of Seller there is no material Proceeding, pending, or, threatened, against or affecting Renova or any of its respective properties or rights.

(i)    Employees and Labor Matters. Except as (i) disclosed by the Renova in the most recent reference form (formulário de referência) filed by the Renova with the CVM prior to the date hereof or in any Required Public Disclosure from January 1, 2015 to the date hereof, or (ii) disclosed in the Disclosure Schedule attached hereto in Schedule 4.2(f), to the knowledge of Seller, Renova is in compliance with all material terms and conditions of employment and all material aspects of Laws or Orders regarding employment and employment practices, including, without limitation, any material provision regarding wages, bonus and benefits, hours of work, occupational health and safety standards, social security obligations, collective bargaining, and there are no outstanding material claims, Proceedings or Orders under any such Laws, in an amount that exceeds R$100,000.00 (one hundred thousand Reais) per individual claim.

(j)    Tax Matters. Except as disclosed by the Renova in the most recent reference form (formulário de referência) filed by the Renova with the CVM prior to the date hereof or in any Required Public Disclosure from January 1, 2015 to the date hereof, to the knowledge of Seller, Renova has filed or caused to be filed all material returns, statements, forms and reports for Taxes that are required to be filed by Renova. Renova has made adequate provision in its books and records and financial statements for all Taxes which are not yet due and payable but which relate to periods ending on or before the Closing Date, in compliance with applicable Laws.

(k)    Intellectual Property. Except (i) as disclosed by the Renova in the most recent reference form (formulário de referência) filed by the Renova with the CVM prior to the date hereof or in any Required Public Disclosure from January 1, 2015 to the date hereof, or (ii) for the Intellectual Property applications that are in process of registration, which are still pending examination, to the knowledge of Seller, as of the date hereof (a) Renova owns or has the right to use, free and clear of any material Encumbrances, all Intellectual Property material to its respective business substantially as presently conducted; (b) Renova is in material compliance with all obligations relating to the protection of such Intellectual Property pursuant to license or other agreement; (c) the conduct of the business of Renova as currently conducted does not conflict with or infringe any intellectual property or other proprietary right of any third party; (d) there is no claim, suit, action or proceeding pending or threatened against Renova: (i) alleging any such conflict or infringement with any third party’s intellectual property or other proprietary rights; or (ii) challenging Renova’s ownership or use, or the validity or enforceability, of any Intellectual Property; and (e) there are no conflicts with or infringements of any Intellectual Property by any third party.

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(l)    Environmental Matters. To the knowledge of the Seller, except as disclosed in the Disclosure Schedule attached hereto in Schedule 4.2(i), Renova is in full compliance with all applicable environmental laws, including, without limitation, rules related to storage, transportation and disposal of all solid waste generated on Renova’s facilities and nothing has occurred while Renova owned its properties and operated its businesses that would cause it to fail compliance with any environmental law.

(m)    Bankruptcy. Renova is not involved or is a party, on this date, in any Proceeding by or against it before any Governmental Entity under the Brazilian Federal Law 11,101 of 2005 (Brazilian Bankruptcy Law) or any other insolvency or debtors’ relief act.

Section 4.2.1    Buyer has duly reviewed Renova’s bylaws, as well as the Renova Shareholders’ Agreement and the BNDESPAR Renova Shareholders’ Agreement, and acknowledges that Seller is not entitled to any special right to access, receive or request information from Renova, other than information publicly available or by means of general statutory rights.

Section 4.3    Representations and Warranties of Buyer. The Buyer represents and warrants to Seller which representations and warranties are true, correct, accurate, legitimate and complete on the date hereof and shall remain so until the Closing Date (other than any representations and warranties made as of another date, which shall be true and correct as of such other date):
(a)    Organization. Buyer is duly organized and is validly existing under the State of Delaware, United States of America.

(b)    Power and Authority. Buyer has the requisite power and authority to enter into, execute and deliver this Agreement, the amendment to the Renova Shareholders’ Agreement and the term of adhesion to the BNDESPAR Renova Shareholders’ Agreement and the Registration Rights Agreement (collectively, the “Buyer Transaction Documents”) and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of the Buyer Transaction Documents.

(c)    Execution and Delivery. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Limitation. The Renova Shareholders’ Agreement, the BNDESPAR Renova Shareholders’ Agreement and the Registration Rights Agreement, when executed and delivered by Buyer on or prior to Closing, will constitute its valid and binding obligation, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Limitation.

(d)    No Conflict. The execution and delivery of the Transaction Documents and the performance by Buyer of its respective obligations hereunder and thereunder and compliance by Buyer with all of the provisions hereof and thereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material Contract to which Buyer is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Buyer and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, Order, rule or regulation of any Governmental Entity having jurisdiction over Buyer or Buyer’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have (A) a material adverse effect on the ability of Buyer to consummate the Transaction and (B) a Material Adverse Effect with respect to Buyer.

(e)    Consents and Approvals. Except as otherwise provided in this Agreement, no consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction

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over Buyer is required in connection with the execution and delivery by Buyer of the Transaction Documents or the consummation of the Transaction.

(f)    Anti-Corruption Practices. The Buyer is in compliance with all applicable country, federal, state and local Laws, ordinances, codes, regulations, rules, policies and procedures of any government or other competent authority, including, without limitation, all anti-corruption laws, including the U.S Foreign Corrupt Practices Act and Brazilian Law No. 12,846/13. The Buyer and its respective directors and key officers are not currently and formally convicted of, or plead guilty to, any offense involving fraud or corruption.

(g)    Financial status. On the Closing Date, the Buyer shall have the ability to duly comply with its obligations related to the due and punctual delivery of the Exchange Ratio Consideration as set forth in Section 2.2 of this Agreement.

(h)    Capitalization. The authorized capital stock of Buyer as set forth on Form 10-K filed by Buyer with the U.S. Securities and Exchange Commission on March 2, 2015 was true and correct as of March 2, 2015 and there has been no material change as of the date of this Agreement to the authorized capital stock of Buyer since such date.

(i)    Absence of Certain Changes. Since December 31, 2014, no Material Adverse Effect with respect to Buyer has occurred.

(j)    Compliance with Laws. Buyer is in compliance in all material respects with all applicable Laws, in each case other than any noncompliance that would not result in a material adverse effect with respect to Buyer.

(k)    Buyer Reports. Buyer has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since January 1, 2015 (the forms, statements, certifications, reports and documents filed or furnished since January 1, 2015 and those filed or furnished subsequent to the date hereof through and including the Closing Date, including any amendments thereto, the “Buyer Reports”). Each of the Buyer Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act applicable to the Buyer Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer Reports did not, and any Buyer filed with or furnished to the SEC on or prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(l)    No Registration. Buyer acknowledges agrees that the Light Renova Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance or waiver (by the applicable parties thereto) of the provisions of the Renova Shareholders’ Agreement and BNDESPAR Renova Shareholders’ Agreement. Seller: (A) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to Buyer or the fairness of the terms of its investment in any Light Renova Share and (iii) acknowledges that the restrictions evidencing the Light Renova Shares will bear a restrictive legend in customary form.

(m)    Other Investment Representations. (i) Buyer understands and acknowledges that an investment in any of Light Renova Shares is a speculative venture and involves a degree of risk, including risk of loss.

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Buyer has carefully considered and has, to the extent Buyer deems necessary, discussed with its professional legal, tax, accounting and financial advisers its investment in any of Light Renova Shares.

(ii)    Buyer became aware of an opportunity to invest in Seller other than by means of general advertising or general solicitation.

(iii)    Buyer is an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act or is not a “United States person” as such term is defined in Rule 902(k) of Regulation S promulgated under the Securities Act.
(n)    Buyer Common Stock. Any shares of Buyer’s common stock issued pursuant to the terms of this Agreement will, upon issuance in accordance with the terms of this Agreement, have been duly authorized by all necessary corporate action of Buyer, and be validly issued, fully paid and non-assessable and free and clear of any preemptive rights, all liens and any other restrictions (other than restrictions imposed by securities laws). Subject to the accuracy of Seller´s representations herein, the issuance and delivery of such share of Buyer’s common stock is exempt from the registration requirements of the Securities Act and of applicable state securities and “blue sky” laws, and neither Buyer nor any authorized representative or agent acting on behalf of Buyer has taken or will take any action hereafter that would cause the loss of such exemption. Buyer is eligible to register such shares of Buyer’s common stock for resale by the Seller using Form S-3 promulgated under the Securities Act.

(o)    Brazilian Merger Notification Thresholds. Neither the Buyer nor its economic group has posted in Brazil within the fiscal year of 2014 gross sales revenues (faturamento) or volume of business (volume de negócios) equal to or greater than R$75,000,000.00 (seventy five million Reais) determined in accordance with the criteria for calculation of gross sales revenues (faturamento) or volume of business (volume de negócios) and the definition of economic group provided for in the applicable Antitrust Laws.

(p)    Bankruptcy. Buyer is not involved as a debtor in a voluntary case under any applicable bankruptcy, insolvency or similar law and no proceeding is currently pending against Buyer seeking a decree or order for relief in respect of Buyer under any applicable bankruptcy, insolvency or similar law.

ARTICLE V
COVENANTS

Section 5.1    Consents, authorizations; waivers. On the date hereof, the Parties shall notify Renova and undertake its commercially reasonable efforts to cause its management to take any and all measures in order to obtain from any and all Person or Governmental Entity, as applicable, the necessary authorizations and/or waivers, as per, inter alia, the consents and authorizations provided for in Section 3.2(a)(i) above, so as to avoid any adverse consequence to Renova.

Section 5.2    Seller Obligation. Seller shall instruct (or cause Renova to instruct) the Custodian Agent to take all necessary steps and actions, on or prior to the Closing Date, in order to effectively formalize the transfer of the Light Renova Shares from the Seller to the Buyer within the proper share registration books and entries of Renova, as well as to instruct the Custodian Agent to perform the release and further registration of the Renova Shareholders’ Agreement and BNDESPAR Renova Shareholders’ Agreement over the Light Renova Shares to be held by Buyer, pursuant to paragraph 1st of Article 118 and item II of Article 40 of the Brazilian Corporations Law, as provided in this Agreement.

Section 5.3    Renova Financial Reporting. Seller also agrees to use its commercially reasonable efforts to cause Renova to provide, to the extent permitted by applicable Law, all reasonable information requested by Buyer, or any Affiliate of Buyer, for any filing in connection with a local or United States tax filing made by said Party, including but not limited to information related to passive foreign investment company filings. For the avoidance of doubt, conveyance by Seller to Renova of the request made by Buyer and commercially reasonable efforts to cause Renova to comply with such request shall be understood as compliance with the obligation provided in this Section.

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Section 5.4    Required notice to Renova upon the Signing Date and the Closing Date. On the Signing Date and the Closing Date, Buyer and Seller shall each, individually, send a notice to Renova informing about the execution of this Agreement and Closing thereof related to the sale and purchase, respectively, of the Light Renova Shares, all pursuant to article 12 and respective sub-items of CVM Ruling No. 358/02 (“ICVM 358”), whereby Renova will issue a Required Public Disclosure in the form of a material fact notice (fato relevante) to the market informing about such transaction. Among other events provided for in ICVM 358, the Buyer and the Seller shall also send a notice to Renova in any event of termination of this Agreement without consummation of the Transaction, regardless of the cause for such termination.

Section 5.5    Seller’s Resignation Letters. On the Closing Date, the Seller shall cause the members of the Board of Directors (membros do Conselho de Administração) of Renova appointed by the Seller (pursuant to the Renova Shareholders’ Agreement) to deliver their resignation letters (cartas de renúncia) to the management of Renova.

Section 5.6    Nivel 2 Registration. The Seller acknowledges that having Renova’s shares listed for trading on the special corporate governance segment of the BM&FBOVESPA named Nivel 2 provides a liquid market for the Renova shares. Consequently, the Seller hereby expressly undertakes that as from the Signing Date and until the Closing Date, the Seller shall refrain from adopting any measures or vote in any Renova shareholders meeting in a way that could result in Renova’s shares no longer being listed on the Nivel 2 and that it shall, within its powers, actively undertake all measures to maintain such listing.

Section 5.7    Shelf Registration. Buyer shall prepare for filing with the U.S. Securities and Exchange Commission (the “SEC”) prior to the Closing Date, a prospectus supplement (the “Resale Prospectus Supplement”) to the prospectus contained in Buyer’s registration statement on Form S-3 filed with the SEC on September 9, 2013 (the “Shelf Registration”) for an offering pursuant to Rule 415 promulgated pursuant to the Securities Act of 1933, as amended, to give effect to the registration of the shares of common stock of Buyer representing the Exchange Ratio Consideration for resale by Seller. The Resale Prospectus Supplement shall be filed with the SEC within three (3) Trading Days after the date on which the Conditions Precedent Satisfaction Notice sent by Buyer or Seller, whichever occurs later, is received by the other Party, shall be subject to review and reasonable comment by Seller prior to filing, and shall be conducted in accordance with the Registration Rights Agreement, attached hereto as Exhibit 5.7 and that shall be executed and delivered prior to such filing (the “Registration Rights Agreement”).

Section 5.8    NYSE Listing. Buyer shall use reasonable best efforts to cause the shares of common stock of Buyer representing the Exchange Ratio Consideration to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 5.9    Commercially Reasonable Efforts. The Parties agree to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary (or as reasonably requested by another party, including Renova) to consummate the Transaction, including, without limitation, any action required to be taken with the Central Bank of Brazil or any financial institution retained by the Parties. In addition, as from the Closing Date, Buyer and Seller shall practice any acts necessary in order to modify the information on the share ownership structure of Renova within the records of the Nivel 2 of BM&FBOVESPA, including, without limitation, the execution of adhesion terms by Buyer, execution of letters formalizing the exit from the controlling block by Seller and any other document that may be required by BM&FBOVESPA.

Section 5.10    Interim Covenant. During the period prior to the Closing Date, Seller shall not, nor shall it permit any other Person to amend, vary, terminate, cancel, suspend, supplement or enter into, consent to any action under, waive or relinquish any rights under, or allow to expire or fail to fulfill the requirements of or suffer the suspension of, the Renova Shareholders’ Agreement or the BNDESPAR Renova Shareholders’ Agreement, except as expressly contemplated by this Agreement or with the prior written consent of Buyer. Until the Closing Date the Seller shall refrain from voting or approving (or causing its appointed directors to vote and approve) any deliberation regarding a dividend

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distribution or payment of interest on capital (juros sobre capital próprio) of Renova without the prior written consent of Buyer.

Section 5.11    Payment of Dividends. Buyer agrees that it shall not declare or pay any dividend with respect to its shares of common stock during the Pricing Period.

Section 5.12    Acquisition of additional Renova shares. During the period of five (5) years as from the Signing Date, in the event Buyer or any of its Affiliates wishes to acquire, directly or indirectly, beneficial ownership in any additional equity interest in Renova not bound to the Renova Shareholders’ Agreement (including securities convertible into shares, but excluding any newly shares or newly securities convertible into shares issued by Renova and primarily subscribed to by Buyer), Buyer (or its Affiliate, as the case may be) shall first make an offer to BNDESPAR to purchase such number of shares or units owned by BNDESPAR, indicating the respective price, terms and conditions. If BNDESPAR rejects or does not accept such offer within 30 days, then Buyer (or its Affiliate, as the case may be) shall be entitled to purchase the number of shares or units described in the offer from a third party, for a period of 120 days, for the same price, terms and conditions. Should BNDESPAR accept the offer, then Buyer (or its Affiliate, as the case may be) shall complete the purchase and sale as indicated in the offer.

ARTICLE VI
INDEMNIFICATION

Section 6.1    Indemnification obligations of the Seller. Effective as of the date of this Agreement, a payment of Indemnification from the Seller to the Buyer will be due with respect to any and all losses, direct damages, costs and expenses including, without limitation, the reasonable fees and disbursements of counsel (collectively, “Losses”) directly or indirectly based upon, arising out of, or resulting from (“Seller Indemnification Event”):

(i) any inaccuracies or breach of any representation or warranty of the Seller as made in this Agreement and otherwise not specifically identified and disclosed in this Agreement.

(ii) any breach of any agreement, covenant or obligation of the Seller under this Agreement or under any other document required to be delivered under this Agreement.

Section 6.2    Indemnification obligations of the Buyer. Conversely, a payment of Indemnification from the Buyer to the Seller will be due with respect to any and all Losses arising directly out of, or resulting from (“Buyer Indemnification Event”):

(i) any inaccuracies or breach of any representation or warranty of the Buyer contained in this Agreement.

(ii) any breach of any agreement, covenant or obligation of the Buyer under this Agreement or under any other document required to be delivered under this Agreement.

Section 6.3    Benefits arising from Losses. Any payment of Indemnification shall be net of any benefits, expenses or reductions arising as a result of a Loss (including, e.g., the reduction of income taxes due by virtue of the deduction of the relevant Loss from the entity’s tax basis).

Section 6.4    Direct Claims. The Party entitled to any Indemnification under this Section (“Indemnified Party”) shall notify the Party responsible for paying such Indemnification (“Indemnifying Party”) of any Claim which does not result in a Third-Party Claim (a “Direct Claim”), describing with reasonable detail the Direct Claim, the amount of the Loss, if known, and the method of computation thereof, with a reference to the provision of this Agreement in respect of which such right of Indemnification is claimed or arises. The Indemnifying Party shall then have a period of 30 (thirty) days from the receipt of such notice to (i) cure the breach that gave rise to the Indemnification, if capable of cure, and (ii) respond in writing to the Indemnified Party, either agreeing with the Indemnification or presenting

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any comment or objection in relation thereto. Failure to provide the Indemnified Party with a written reply within the period set forth above shall mean a formal acceptance of the subject matter of the Direct Claim and shall trigger the Indemnification obligation to be effected in favor of the Indemnified Party. If the Parties do not reach an agreement on the existing of an Indemnification Event as a result of such Direct Claim, the matter shall be decided in accordance with the procedures of Section 8.

Section 6.5    Conduct of Third-Party Claims. The Indemnified Party shall notify the Indemnifying Party of any Third-Party Claim that might entitle the Indemnified Party to Indemnification, as a result of a Loss under this Agreement. Such notification (the “Claim Notice”) shall be made on the terms of Section 9.1 within (a) 15 (fifteen) Business Days of the date a Claim brought by a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (the “Third-Party Claim”) comes to the attention of the Indemnified Party or (b) the period that is up to one-third of the legal timeframe to file defenses or counterclaims against the Third-Party Claim in question (the “Defense”), whichever happens first. The Claim Notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnified Party. Such estimated amount shall in no way limit the Indemnified Party’s right to recover any amount of Losses over such estimate.

(a)    The Indemnifying Party may conduct the Defense in any Third-Party Claim, at the Indemnifying Party’s sole cost and expense and by a counsel chosen by the Indemnifying Party. In order to assume the Defense, the Indemnifying Party shall notify the Indemnified Party within 3 (three) Business Days from the date in which the Claim Notice was received informing that it will assume the Defense.

(b)    In case the Indemnifying Party opts not to conduct the Defense, or fails to notify the Indemnified Party within the term set forth in Section 6.5 above, the Indemnified Party shall conduct the Defense, provided that (i) the fees of the attorneys hired to conduct the Defense shall be reasonable and compatible with market practice, (ii) no settlement may be made without the prior written consent of the Indemnifying Party, and (iii) the Indemnified Party will lose its right for Indemnification if it, directly or by its lawyers, lose any deadline for the presentation of any instrument of Defense.

(c)    The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to any Third-Party Claim. The Indemnified Party and the Indemnifying Party also agree to ensure that their representatives shall render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate Defense of any such Third-Party Claim, including the granting of powers of attorneys, the retention, and the provision to the Indemnifying Party, of records and information relevant to such Third-Party Claim, and making its employees available to provide information and explanation of any materials provided hereunder.

(d)    The Indemnifying Party shall be free to settle any Third-Party Claim that requires only the payment of monetary damages without the consent of the Indemnified Party. If any settlement involves damages other than monetary damages or requires an admission of guilt or wrongdoing by the Indemnified Party, then the Indemnifying Party shall not settle such Third-Party Claim without the consent of the Indemnified Party, such consent not to be unreasonably withheld.

(e)    Attorney fees (sucumbências) eventually granted by the court will revert to the benefit of the Party who conducted the Third-Party Claim.

Section 6.6    Payment or Reimbursement. In the event a Claim under this Section shall have been finally determined, the amount equivalent to the Losses set forth in such final decision shall be paid to the Indemnifying Party by the Indemnified Party within 10 (ten) Business Days after (i) such final determination, or (ii) receipt of the notice delivered by the Indemnified Party to the Indemnifying Party of such final determination. The responsibility of payment of any amount of Losses shall be deemed to be finally determined for purposes of this Section when the parties to such action have so determined by mutual agreement or, if disputed, when final decision from the arbitration tribunal in respect thereof has been rendered pursuant to Section 8 with respect to Direct Claims, or a final non-appealable order shall have been entered (decisão transitada em julgado) with respect to Third-Party Claims.

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i.Any payment of Indemnification under this Agreement shall be paid net of any and all Taxes or any other charges imposed by any relevant Governmental Entity. If the Party responsible for the payment of the Indemnification has to withhold any amounts from the Indemnification payments it shall gross up such payment so that the Indemnified Party receives an amount equal to the amount it would have received if no such Tax or charge were/had been due.

Section 6.7    Double Claims. The Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same Loss.

Section 6.8    Subsequent Recovery. If the Indemnifying Party pays an amount as Indemnification in discharge of any Claim under this Agreement and the Indemnified Party subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which the Indemnifying Party has paid to the Indemnified Party and which would not otherwise have been received by the Indemnified Party, the Indemnifying Party shall be immediately reimbursed by the Indemnified Party of an amount equal to the amount previously paid by the Indemnifying Party to the Indemnified Party and recovered from the third party, less any reasonable cost and expenses incurred in obtaining such recovery and less any taxation attributable to the recovery.

Section 6.9    Limitations on the obligations to indemnify. The limitations set forth in items “a”, “b” and “c” of this Section, as well as the ones set forth in Section 6.10 shall apply to the indemnification obligations of the Indemnifying Party, provided, however, that any indemnification obligation of the Seller arising from a breach or misrepresentation of the representations and warranties of the Seller provided for in Section 4.1(a) (Organization); Section 4.1(b) (Power and Authority); Section 4.1(d) (Ownership of Light Renova Shares); and Section 4.1(i) (Anti-Corruption Practices), as well as the representations and warranties of the Seller with respect to Renova provided for in Section 4.2(b) (Capitalization) and any representation of the Buyer provided in Section 4.3(a)(Organization); Section 4.3(b) (Power and Authority); Section 4.3(h) (Capitalization) (each, a “Fundamental Warranty” and collectively the “Fundamental Warranties”) shall not be subject to any of the limitations and thresholds provided below, including the Floor, Basket Values and Cap.

(a)    Floor. No indemnification is due from a Party to the other for any Claim if the amount of the Loss in connection thereto is lower than the amount in Brazilian Reais equivalent to US$50,000.00 (fifty thousand U.S. dollars), as converted from US$ to BRL according to the PTAX Rate of the Closing Date (“Floor”).

(b)    Basket. Without prejudice to Section 6.9(a), the Indemnified Party may notify, but may not further pursue any indemnification regarding Losses in connection with this Agreement unless the aggregate amount of all such Losses exceeds an amount equal to the amount in Brazilian Reais equivalent to 0.5% (one half of one percent) of the Purchase Price, as converted from US$ to BRL according to the PTAX Rate of the Closing Date (the “Basket Values”), in which case the Indemnified Party may pursue the amount of the Losses that exceeds the Basket Values and the aggregate amount due as indemnification in respect of any such Losses shall accrue against and be recoverable from the Indemnifying Party.

(c)    Cap. The aggregate amount of Indemnification due by the Indemnifying Party for all Losses shall not exceed an amount equal to the amount in Brazilian Reais equivalent to 15% (fifteen percent) of the Purchase Price, as converted from US$ to BRL according to the PTAX Rate of the Closing Date (“Cap”).

Section 6.10    Survival of Representations, Warranties, Agreements Etc. Except with respect to breaches by fraud or willful misstatement which such breaches will survive indefinitely, (i) the Fundamental Warranties shall survive the Closing Date until after the last day of expiration of the applicable statute of limitations (including any extensions or waivers); (ii) the representations and warranties of Section 4.2(g) (Tax Matters) and Section 4.2(i) (Environmental Matters) shall survive the Closing Date for five (5) years as of the Closing Date; and (iii) all other representations and warranties provided for in Sections 4.1, 4.2 and 4.3 not specifically mentioned in this Section shall survive the Closing Date for two (2) years as of the Closing Date. All covenants hereunder required to be performed after the Closing Date shall survive indefinitely, if applicable.

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ARTICLE VII
TERMINATION

Section 7.1    Termination by Mutual Consent. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date by mutual written agreement of the Seller and Buyer.

Section 7.2    Termination by Either the Seller or Buyer. Without prejudice to any specific provision of this Agreement allowing a termination, this Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date by action of Seller, on the one hand, or Buyer, on the other hand, if:

(a)    Termination Date. Closing does not occur on or prior to November 30, 2015 (the “Termination Date”). Notwithstanding the foregoing, (i) Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.2(a) if Seller has the right to terminate this Agreement pursuant to Section 7.3. Seller shall not have the right to terminate this Agreement pursuant to this Section 7.2(a) if Buyer has the right to terminate this Agreement pursuant to Section 7.4;

(b)    Final Order. Any Order permanently enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable.

(c)    Termination of the TerraForm/Renova Agreements. The TerraForm/Renova Agreements are terminated, regardless of the cause, and the acquisition of the Operating Project Companies by TerraForm under the TerraForm/Renova Agreements is not consummated.

Section 7.3    Termination by Seller. This Agreement may be terminated and the Transaction may be abandoned by the Seller at any time prior to the Closing Date if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in items (i) and (ii) of Section 2.8(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the Termination Date; provided, however, that Seller is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 2.9(e) not to be capable of being satisfied. In any event, in case the Seller has the right to terminate this Agreement pursuant to this Section, Buyer shall not have any right to indemnification in connection with such termination or with any “indirect damages” or “loss profits” in connection thereto.

Section 7.4    Termination by Buyer. This Agreement may be terminated and the Transaction may be abandoned by Buyer at any time prior to the Closing Date if there has been a breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in items (i) and (ii) of Section 2.9(e) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the Termination Date; provided, however, that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 2.8(b) not to be capable of being satisfied. In any event, in case the Buyer has the right to terminate this Agreement pursuant to this Section, Seller shall not have any right to indemnification in connection with such termination or with any “indirect damages” or “loss profits” in connection thereto.

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ARTICLE VIII
DISPUTE RESOLUTION; ARBITRATION

Section 8.1    Amicable Settlement. In the event of any controversy, claim or dispute between the Parties arising out of or related to this Agreement (“Dispute”), within three (3) days following the date of delivery of a written request by either Party, (i) each Party shall appoint as its representative a senior officer, and (ii) such senior officers shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively.

Section 8.2    Arbitration. Any Dispute that is not resolved pursuant to Section 8.1 shall be submitted for arbitration before the Court of Arbitration of the International Chamber of Commerce (“ICC”). The Arbitration shall be held according to procedural rules of the ICC in force upon arbitration proceeding.

Section 8.3    Conduct of Proceedings. The arbitral tribunal shall be composed of three (3) arbitrators (“Arbitral Tribunal”). Each Party shall appoint one arbitrator. If more than one claiming Party is involved, all the claiming Parties shall appoint only one arbitrator, as mutually agreed upon among them; if more than one claimed Party is involved, all claimed Parties shall appoint only one arbitrator, as mutually agreed upon among them. The third arbitrator who will preside the Arbitral Tribunal shall be appointed as mutually agreed upon between the arbitrators appointed by the Parties involved.

(f)    The procedures provided for in this Section 8 will also apply to the events of replacement of arbitrator.

(g)    The arbitration will be held in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, and the Arbitral Tribunal may reasonably designate any specific actions to be taken in other localities.

(h)    The arbitration shall be confidential.

(i)    The arbitration award shall be final and definitive, and therefore, its ratification by the judicial authority is not needed, and the arbitration awards shall not be subject to appeal, except for the applications for correction and clarification to the Arbitral Tribunal as provided for in article 30 of Brazilian Law No. 9,307/96 and any action for annulment under article 32 of Brazilian Law No. 9,307/96.

(j)    Any of the Parties involved in the arbitration may seek precautionary or injunctive relief prior to the composition of Arbitral Tribunal, in which case the central courts sitting in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, shall have exclusive jurisdiction. No precautionary or injunctive relief sought shall affect the existence, validity and effectiveness of the arbitration agreement provided for hereunder, nor shall be deemed as waiver of requirement to submit the dispute hereunder to arbitration. After the composition of the Arbitral Tribunal, any precautionary or injunctive relief sought shall be filed to the Arbitral Tribunal. The precautionary reliefs granted by the competent judicial authority may be reviewed by the Arbitral Tribunal following its composition.

(k)    In any arbitration (or litigation, whenever applicable pursuant to the provisions of this Section 8) to enforce the provisions of this Agreement, and any permitted appeals thereof, the prevailing Party in such action shall be entitled to the recovery of its reasonable legal fees and expenses (including reasonable attorneys’ fees and legal costs), fees of the arbitrator(s), costs and expenses such as expert witness fees, as fixed by the arbitrator(s) or court without necessity of noticed motion.

(l)    All arbitration proceedings shall be conducted in the English language.

(m)    The provisions set forth in this Section 8 shall survive the termination or expiration of this Agreement.

ARTICLE IX

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MISCELLANEOUS

Section 9.1    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid and, in any event, a copy of the notice shall be sent via electronic mail (e-mail) to the recipients below on the same day of issuance of the notice or communication through “a”, “b” or “c” above. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 9.1 by the Party to receive such notice:

(b)    If to the Seller, to:

LIGHT ENERGIA S.A.
Av. Marechal Floriano, 168
2º andar, Bloco 1, corredor B
20080-002 - Rio de Janeiro - RJ
Brazil
Attention: João Batista Zolini Carneiro/Fernanda Carvalho de Abreu e Crespo
(e-mail: joao.zolini@light.com.br/fernanda.crespo@light.com.br)

with a copy (which shall not constitute notice) to:

gr_juridico_financeiro_societario@light.com.br

Vieira, Rezende, Barbosa e Guerreiro Advogados
Av. Presidente Wilson, 231, 18º andar
20030-021 - Rio de Janeiro - RJ
Brazil
Attention: Marcelo S. Barbosa
(email: mbarbosa@vrbg.com.br) and

Simpson Thacher & Bartlett LLP
Av. Presidente Juscelino Kubitschek, 1455
12th Floor, Suite 121
São Paulo, SP 04543-011
Brazil
Attention: S. Todd Crider / Grenfel S. Calheiros
(Email: tcrider@stblaw.com / gcalheiros@stblaw.com)

(c)    If to Buyer, to:

SUNEDISON, INC.
13736 Riverport Dr.
Maryland Heights, Missouri
United States of America
Attention: Rik Gadhia
(e-mail: rgadhia@sunedison.com)

with a copy (which shall not constitute notice) to:

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Veirano e Advogados Associados
Av. Presidente Wilson, 231-23rd Floor
20030-021 Rio de Janeiro - RJ
Brazil
Attention: Robson G. Barreto/Carlos Alexandre Lobo
(e-mail: robson.barreto@veirano.com.br/carlos.lobo@veirano.com.br) and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036-6745
Attention: Zachary Wittenberg
(e-mail: zwittenberg@akingump.com)

Section 9.2    Publicity. Notwithstanding anything to the contrary contained herein, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or the Transaction unless specifically approved in advance by each Party hereto, except in the case that such public announcement or communication is required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties or Renova is listed, including, without limitation, ICVM 358 (“Required Public Disclosure”). To the extent practicable, the Parties shall inform each other prior to making any Required Public Disclosure.

Section 9.3    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Party. Notwithstanding the previous sentence or this Agreement, Buyer’s rights, interests or obligations hereunder (including, without limitation, the right to receive any of the Light Renova Shares pursuant to this Agreement, but excluding the obligation to deliver Buyer’s Shares), may be assigned or transferred, in whole or in part, by Buyer to one or more of its Affiliates; provided that (i) Seller and the Custodian Agent are duly notified five (5) days in advance of such assignment to an Affiliate; (ii) that no such assignment shall release Buyer from its obligations hereunder to be performed by Buyer on or prior to the Closing Date; and (iii) such Affiliate executed a joinder to this Agreement which includes the representations and warranties set forth in Section 4.3 hereof. Likewise, notwithstanding the initial sentence of this section or this Agreement, Seller’s rights, interests or obligations hereunder may be assigned or transferred, in whole or in part, by Seller to one or more of its Affiliates; provided that (i) Buyer is duly notified five (5) days in advance of such assignment to an Affiliate; (ii) that no such assignment shall release Seller from its obligations hereunder to be performed by Seller on or prior to the Closing Date; and (iii) such Affiliate executed a joinder to this Agreement which includes the representations and warranties set forth in Sections 4.1 and 4.2 hereof. Notwithstanding the preceding sentences of this Section 9.3, upon five (5) business days’ notice to Buyer, Seller may assign or transfer to one or more Persons, without the consent of the Buyer, its right, in whole or in part, to receive on the Closing Date the Exchange Ratio Consideration, provided that no such assignment shall release Seller from its obligations hereunder and provided further that any such assignee shall provide the representations in Section 4.1(k) to the Buyer in connection therewith, provided however that no such assignment shall be made to a Person that is a competitor of Buyer or a Person not reasonably acceptable to Buyer, in which case such assignment shall then require the prior consent of Buyer. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

Section 9.4    Prior Negotiations; Entire Agreement. This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement.

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Section 9.5    Governing Law. This Agreement shall be interpreted in accordance with, and all questions, discrepancies, disputes or claims concerning the validity, implementation, performance, termination or breach of this Agreement, shall be governed by, the laws of Brazil. The Parties elect the legal venue of Rio de Janeiro, capital city of the State of Rio de Janeiro, for obtaining enforcement of an arbitral award or declaration of its nullity, in accordance with the terms of Brazilian Law No. 9,307/96, upon application by any Party.

Section 9.6    Language. The official version of this Agreement is in the English language, and shall govern over any non-English translation of this Agreement, including, but not limited for purposes of any discussion, construction or arbitration procedure initiated hereunder. Prior to the Closing Date, the Parties shall have agreed on a Portuguese translation that shall be deemed by the Parties to be the official Portuguese version of the Agreement for any future court litigation in Brazil.

Section 9.7    Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 9.8    Expenses; Taxes. Each Party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction or its Termination. Each Party shall be responsible for, bear and pay its own federal, state, local, foreign and other transfer, sale, use, income, gain or similar taxes, if any, applicable to, imposed upon or arising out of the Transaction.

Section 9.9    Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any Party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at Law or in equity.

Section 9.10    Confidentiality. Each Party, for itself, and its respective Affiliates’ officers, employees, counsels, accountants and other authorized representatives who are involved in evaluating and negotiating the Transaction, undertakes to keep this Agreement, its provisions and Exhibits and all information and materials, whether written, oral, electronic or otherwise, obtained or received from the other Parties during the negotiation, preparation and performance of this Agreement, strictly confidential (“Confidential Information”). For the avoidance of doubt, Confidential Information shall not include ordinary course business information of a nature that is not customarily kept confidential. The Parties and their respective Affiliates further undertake not to use or disclose any Confidential Information except for the purposes hereof.

Section 9.11    Exceptions to Confidentiality Obligation. Disclosure of information shall not be considered as violation hereof in case:

(a)    A prior written consent to the disclosure is obtained from the Person which owns the Confidential Information;

(b)    The relevant information is or becomes generally available to the public other than as a result of a breach hereof;

(c)    The information is or becomes known or available to the disclosing Person or any of its related parties on a non-confidential basis from a source (other than the Person owning the information or any of

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its related parties) that, to the receiving Person’s best knowledge, after due inquiry, it is not prohibited from disclosing such information as a consequence of an obligation owed to the Person owning the information or any of its related parties;

(d)    The information is developed by the disclosing Person independently and without reference to any confidential information of the Person owning the information;

(e)    The information was already lawfully known to the receiving Person or its related parties as of the date of its disclosure by the other Person; or

(f)    The information is required to be disclosed under any applicable Law or Governmental Entity order, provided that, whenever reasonably practicable and lawful, the relevant Party shall consult with the other Party before disclosure.

Section 9.12    Certain Remedies; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transaction and to enforce specifically the terms and provisions of this Agreement.

Rio de Janeiro, July 15th, 2015.

[Remainder of page left intentionally blank. Signature Pages Follow]

Exhibit 10.7

Execution Version – July 15th, 2015

(Signature page 1/3 of the Securities Purchase Agreement entered into by and between Light Energia S.A and SunEdison, Inc. on July 15th, 2015)

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

SELLER:	LIGHT ENERGIA S.A.

	By:	/s/ J. Batista Zellni Carneltro
Name: J. Batista Zellni Carneltro
Title: Director de Desenvelmento

	By:	/s/ Claudio Bernardo Guimaraes
Claudio Bernardo Guimaraes
Title: Director de Financas

(Signature page 2/3 of the Securities Purchase Agreement entered into by and between Light Energia S.A and SunEdison, Inc. on July 15th, 2015)

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

BUYER:	SUNEDISON, INC.

	By:	/s/ Rishikesh Gadia
Name: Rishikesh Gadia
Title: Assistant General Counsel

(Signature page 3/3 of the Securities Purchase Agreement entered into by and between Light Energia S.A and SunEdison, Inc. on July 15th, 2015)

Witnesses:

1. /s/ Fernanda Carinio

2. /s/ Edwardo Campillo G. da Tilerivia